Exhibit 3.2

ARTICLES OF ASSOCIATION for:

Sensata Technologies Holding N.V.

having its official seat in Amsterdam.

Dated: 26 February 2010.

English office translation of the text of the articles of association of Sensata Technologies Holding N.V., a public company (naamloze vennootschap) incorporated under the laws of the Netherlands, having its official seat in Almelo, the Netherlands, as they read after the notarial deed of conversion and amendment executed on 26 February 2010 before R. van Bork, civil law notary in the city of Amsterdam, the Netherlands, in respect of which deed a “Ministerial Statement of No Objections” was granted on 26 February 2010, under number N.V. 346959.

ARTICLES OF ASSOCIATION:

CHAPTER 1.

Article 1. Definitions.

1.1	In these Articles of Association, the following terms are defined as follows:

Share means a share in the capital of the Company. Unless the contrary is evident, this includes each Ordinary Share as well as each Preference Share.

Shareholder means a holder of one or more Shares.

Auditor means a chartered accountant or other accountant as referred to in Section 2:393 of the Dutch Civil Code (Burgerlijk Wetboek), or an organisation within which such accountants practice.

Business Combination means a legal merger (juridische fusie), asset sale and transfer or other similar type of transaction, or a transaction resulting in a financial benefit to the Interested Shareholder other than a benefit derived from his shareholding.

Executive Director means a member of the Board referred to in Article 16 hereof.

General Meeting means the body of the Company consisting of the Shareholders or a meeting of Shareholders (or their representatives) and other persons entitled to attend such meetings.

Holders of Depositary Receipts means holders of depositary receipts issued with the cooperation of the Company. Unless the contrary is evident, these holders include the persons who have the rights granted by law to holders of depositary receipts issued with the cooperation of a company as a result of a usufruct or pledge created on Shares.

Interested Shareholder means a person who, together with its group companies (within the meaning of Section 2:24b of the Dutch Civil Code) owns Shares representing fifteen per cent (15%) or more of the issued and outstanding share capital of the Company, whereby a person, together with its group companies as applicable, that owned such a number of Shares in the preceeding three years shall also be deemed an Interested Shareholder.

Depositary Receipts means depositary receipts for Shares in the Company. Unless the contrary is evident, these include depositary receipts issued without the cooperation of the Company.

Subsidiary means a subsidiary of the Company as referred to in Section 2:24a of the Dutch Civil Code.

Non-Executive Director means a member of the Board referred to in Article 16 hereof.

Ordinary Share means an ordinary Share in the capital of the Company.

Group Company means a legal entity or company affiliated with the Company in a group within the meaning of Section 2:24b of the Dutch Civil Code.

Preference Share means a protective preference share in the capital of the Company.

Secretary means a Secretary of the Company referred to in Article 22.

Board means the board of directors of the Company.

Distributable Equity means the part of the Company’s equity which exceeds the aggregate of the issued and paid up part of the share capital and the reserves which must be maintained pursuant to the law.

Company means the company, the internal organisation of which is governed by these Articles of Association.

1.2	A message in writing means a message transmitted by letter, by telecopy, by e-mail or by any other means of electronic communication provided the relevant message or document is legible and reproducible, and the term written shall be construed accordingly.
1.3	References to Articles refer to Articles which are part of these Articles of Association, except where expressly indicated otherwise.

CHAPTER 2. NAME, SEAT AND OBJECTS.

Article 2. Name and seat. Structure.

2.1	The name of the Company is: Sensata Technologies Holding N.V.
2.2	The official seat of the Company is in Almelo, the Netherlands.

Article 3. Objects.

3.1	The Company’s objects are:
(a)	to participate or to acquire interests in any other way in enterprises, to manage or exercise supervision of enterprises and to provide services to enterprises, with special reference to enterprises engaged in the production of sensors and controls for manufacturers in the automotive, appliance, aircraft and industrial business or rendering other services to such enterprises;
(b)	to perform all acts which directly or indirectly may be conductive to such objects.
3.2	In realising its objects the Company shall exercise management directed at promoting in the best way possible and in a well balanced manner the interests of those who are directly or indirectly interested in the Company.

CHAPTER 3. AUTHORIZED CAPITAL AND SHARES.

Article 4. Capital. Registered Shares. Depository Receipts.

4.1	The authorised capital amounts to eight million euro (EUR 8,000,000), divided into:

(a)	four hundred million (400,000,000) Ordinary Shares of one euro cent (EUR 0.01) each; and
(b)	four hundred million (400,000,000) Preference Shares of one euro cent (EUR 0.01) each.
4.2	The Shares are registered. The Shares shall be numbered in such a manner that they can be distinguished from each other at any time.
4.3	The Board shall, at the request of a Shareholder, issue or cause to be issued Share certificates (aandeelbewijzen) in respect of Shares in such denominations as the Board shall determine which certificates are exchangeable at the request of the Shareholder.

4.4	Share certificates shall not be provided with a set of dividend coupons and a talon.
4.5	Each Share certificate shall be identified by numbers and/or letters in such manner as determined by the Board.
4.6	Share certificates shall be signed by or on behalf of a member of the Board. In addition all Share certificates may be validly signed by one or more persons designated by the Board for that purpose. The Board may resolve that the signature shall be provided by a facsimile signature.
4.7	The Board may determine that for the purpose of trading and transfer of shares at a foreign stock exchange, Share certificates shall be issued in such form as shall comply with the requirements of such foreign stock exchange.
4.8	At the written request by the party concerned and upon provision of satisfactory evidence as to title, replacement Share certificates may be issued of Share certificates which have been mislaid, stolen or damaged, on such conditions, including, without limitation, the provision of indemnity to the Company as the Board shall determine. The costs of the issue of replacement Share certificates may be charged to the applicant. By the issue of replacement Share certificates the original Share certificates will become void and the Company will have no further obligation with respect to such original Share certificates. Replacement Share certificates will bear the numbers and letters of the documents they replace.
4.9	The General Meeting may, but only pursuant to a proposal of the Board, resolve that the Company cooperates in the issuance of Depositary Receipts for its Shares. Holders of Depositary Receipts issued for Shares in the Company with the Company’s cooperation shall have the rights conferred to them by law, also to the extent such rights are not expressly referred to in these Articles of Association.

Article 5. Register of Shareholders.

5.1	The Company shall keep a register in which the names and addresses of holders of Ordinary Shares and Preference Shares are recorded, showing the date on which the Shares were acquired, the date of acknowledgement by or serving on the Company and the amount paid up on each Share.

The names and addresses of pledgees and usufructuaries of Shares shall also be entered in the register of Shareholders, showing the date on which the right was acquired and the date of acknowledgement by or serving on the Company, as well as showing the rights attaching to the Shares which they are entitled to in accordance with subsections 2 and 4 of Sections 2:88 and 2:89 of the Dutch Civil Code.

5.2	Each Shareholder, each pledgee of Shares and each usufructuary of Shares is required to give his address to the Company in writing as well as each amendment thereto.
5.3	All entries and notes in a register of Shareholders shall be signed by an Executive Director of the Board, an officer of the Company or another person authorised to do so by the Board.

5.4	On application by a Shareholder or a pledgee or usufructuary of Shares, the Board shall furnish an extract from the register of Shareholders, free of charge, insofar as it relates to the applicant’s right in respect of a Share.
5.5	Section 2:85 of the Dutch Civil Code also applies to the register.
5.6	If a Shareholder, usufructuary, pledgee, or Holder of Depositary Receipts provided the Company with an electronic address in order to record this electronic address in the register, jointly with the other details specified in Article 5.1, this electronic address is considered to be provided with the purpose of electronically receiving all notifications, announcements and statements as well as, in respect of Shareholders and Holders of Depositary Receipts, notices to convene a General Meeting. A notification sent electronically must be legible and reproducible.
5.7	The Board shall be authorised to keep a part of the register outside the Netherlands if required to comply with applicable foreign legislation or the rules of the stock exchange where the Shares of the Company are listed.
5.8	The Board shall determine the form and contents of the register with due observance of the provisions of this Article.
5.9	The Board shall be authorised to provide the authorities with information and data contained in the register or have the same inspected to the extent that this is requested to comply with applicable foreign legislation or rules of the stock exchange where the Company’s shares are listed.

CHAPTER 4. ISSUE OF SHARES.

Article 6. Issue of Shares. Body Competent to Issue Shares.

6.1	The General Meeting may pass resolutions to issue Shares, unless the Board is designated thereto by the Articles of Association or pursuant to a resolution of the General Meeting. If and in so far as the Board is designated as the competent body, the General Meeting may not pass resolutions to issue, as long as the designation is in force.
6.2	The General Meeting or the Board shall determine the price and further conditions of issuance, in accordance with the relevant provisions in these Articles of Association.
6.3	If the Board is designated as being competent to resolve on the issue of Shares, on such designation the number of Shares of each class which may be issued must be specified. This may be expressed in a percentage of the issued capital. On such designation the term of the designation shall be determined, which may not exceed five years. The designation may be extended, from time to time, for a period not exceeding five years. Unless the designation provides otherwise, it may not be withdrawn.
6.4	A resolution of the General Meeting to issue (including the determination of the price and further conditions) or to designate the Board, can only be adopted on the proposal of the Board.
6.5	Within eight days of a resolution of the General Meeting to issue Shares or to designate the Board, the Board shall file a full text thereof at the offices of the Commercial Register, where the Company has been registered.

Within eight days after each issue of Shares, the Board shall so notify the Commercial Register, stating the number of Shares.

6.6	The provisions of the Articles 6.1 to 6.5 shall apply by analogy to the granting of rights to subscribe to Shares, but shall—with the exception of the last sentence of Article 6.5—not apply to the issue of Shares to persons exercising a previously granted right to subscribe to Shares.

Shares shall never be issued below par, without prejudice to the provisions laid down in Section 2:80 subsection 2 of the Dutch Civil Code.

6.7	In the event of an issue of Preference Shares by a body other than the General Meeting, a General Meeting shall be convened, to be held not later than twenty months after the date on which Preference Shares were issued for the first time. The agenda for that meeting shall include a resolution relating to the repurchase of the Preference Shares in accordance with the provisions of Article 11 or the cancellation of the Preference Shares in accordance with the provisions of Article 12. If the resolution to be adopted in respect of this item on the agenda does not result in the repurchase or cancellation of the Preference Shares, a General Meeting shall be convened and held, in each case within six months of the previous meeting, the agenda of which meetings shall include a resolution relating to the repurchase or cancellation of the Preference Shares, until such time as no more Preference Shares remain outstanding.
6.8	lf it has been announced what amount will be issued and only a lower amount will be subscribed, such lower amount will only be subscribed if this is explicitly determined by the conditions of the issue.

Article 7. Pre-emptive rights.

7.1	Upon issuance of Ordinary Shares, each holder of Ordinary Shares shall have a right of pre-emption in proportion to the aggregate nominal value of its Ordinary Shares. He shall not have a pre-emptive right upon the issuance of Preference Shares.

Furthermore, he will not hold a pre-emptive right to Shares to be issued against a contribution other than in cash, or to Shares which are issued to employees of the Company or of a Group Company.

7.2	On the proposal of the Board and with due observance to the provisions of this Article 7, the General Meeting shall at the time of the resolution to issue Shares determine the manner in which and the period during which the pre-emptive right may be exercised. If the Board is designated as the body competent to issue Shares, such shall be determined by the Board.
7.3	The Company shall announce the issue with pre-emptive rights, and the period in which it can be exercised, in the Government Gazette (Staatscourant) and in a national daily newspaper.

Pre-emptive rights can be exercised during at least two weeks following the announcement in the Government Gazette.

7.4	On the proposal of the Board pre-emptive rights may be limited or excluded pursuant to a resolution of the General Meeting. In the proposal in respect thereof, the reasons for the proposal and the selection of the intended issue price shall be explained in writing.

Pre-emptive rights may also be limited or excluded by the Board if designated by the Articles of Association or in a resolution of the General Meeting as being authorised to limit or exclude pre-emptive rights for a specified period not exceeding five years; such designation can only be effected if the Board has also been, or is simultaneously, designated as referred to in Article 6.1.

The designation may be extended for no longer than five years at a time. The designation only applies as long as a designation, as referred to in Article 6.1, is in force.

Unless specified otherwise at the time of the designation, the designation cannot be revoked.

7.5	Within eight days of such resolution, the Board shall file a full text thereof with the offices of the Commercial Register.
7.6	If rights are granted to subscribe for Shares, the Shareholders shall have a right of pre-emption; the provisions above in this Article 7 shall apply by analogy. Shareholders shall not have a pre-emptive right on Shares issued to a person exercising a previously acquired right to subscribe for Shares.

Article 8. Payment on Shares.

8.1	Notwithstanding the provisions of Section 2:80 subsection 2 of the Dutch Civil Code, upon subscription of each Ordinary Share, the full nominal value thereof must be paid up, and, in addition, if the Share is issued at a higher amount, the difference between such amounts.
8.2	Upon issuance of a Preference Share, at least one fourth of the nominal amount shall be paid. Additional payment on Preference Shares will be made after such additional payment has been claimed by the Company. Additional payments will be claimed by virtue of a resolution of the Board.

Article 9. Payment in Cash.

9.1	Payment on an Ordinary Share shall be made in cash, unless a different contribution has been agreed upon.
9.2	Payment on Preference Shares may only be made in cash.
9.3	Payment in foreign currency can only be made subject to the consent of the Company.

Article 10. Contribution in Kind.

10.1	The Board is entitled to enter into legal acts regarding contribution on Shares other than in cash and into the other legal acts specified in Section 2:94 of the Dutch Civil Code, without the prior approval of the General Meeting.

The substance of these legal acts shall be laid down in the annual accounts on the financial year in which they have been performed.

10.2	Sections 2:80b and 2:94b of the Dutch Civil Code are applicable to contribution on Shares other than in cash.

CHAPTER 5. OWN SHARES. CAPITAL REDUCTION.

Article 11. Own Shares.

11.1	When issuing Shares, the Company may not subscribe for its own Shares.

11.2	The Company may acquire fully paid-up Shares or Depositary Receipts thereof, provided either no valuable consideration is given, or:
(a)	the Distributable Equity is at least equal to the purchase price; and
(b)	the nominal amount of the Shares in its capital or Depositary Receipts thereof to be acquired, held or held in pledge by the Company and of the Shares or Depositary Receipts thereof held by its Subsidiaries, does not exceed half of the issued capital.

Decisive for the requirement under (a) will be the amount of the equity in accordance with the latest adopted balance sheet, reduced by the purchase price for the Shares in the capital of the Company, the amount of loans referred to in Section 2:98c subsection 2 of the Dutch Civil Code and distributions from profits or reserves to third parties becoming due from the Company and its Subsidiaries after the balance sheet date.

If more then six months of a financial year have lapsed without the annual accounts having been adopted, acquisition in accordance with provisions in this Article 11.2 shall not be allowed.

11.3	Acquisition in a way other than for no consideration can only take place if the General Meeting has authorised the Board to this effect. This authorisation will apply during a maximum period of eighteen months. In this authorisation the General Meeting shall determine how many Shares or Depositary Receipts thereof can be acquired, how they can be acquired and between what limits the price must be.
11.4	The Company may acquire its own Shares or Depositary Receipts thereof in order to transfer them, pursuant to a regulation to that effect, to staff employed by the Company or by a Group Company.
11.5	The foregoing provisions of this Article 11 shall not apply to Shares or Depositary Receipts thereof which the Company acquires by universal title of succession.
11.6	The Board shall resolve to alienate the Shares acquired by the Company in its own capital. No pre-emptive right shall exist in respect of such alienation.
11.7	The Company cannot derive any right to any distribution from Shares in its own capital; nor shall it derive any right to such distribution from Shares for which it holds the Depositary Receipts.

The Shares referred to in the previous sentence shall not be included in the calculation of the profit appropriation, unless such Shares or the Depositary Receipts for such Shares are subject to a usufruct for the benefit of a party other than the Company.

11.8	No voting rights may be exercised for any Share held by the Company or a Subsidiary, unless the Shares are subject to the right of usufruct or a pledge in favour of a company other than the Company or a Subsidiary and the other company is entitled to the voting rights on the Shares and the right of pledge has been created by a company other than the Company or Subsidiary. Nor may the Company or a Subsidiary exercise voting rights for Shares in the capital of the Company in respect of which the Company or Subsidiary has a right of usufruct or a pledge.

No voting rights can be exercised for Shares for which the Company or a Subsidiary holds the Depositary Receipts.

For the purposes of determining whether a specific part of the capital is represented at the meeting or whether a majority represents a specific part of the capital, the capital shall be reduced by the value of the Shares for which no voting rights can be exercised.

11.9	The Company may only take in pledge its own Shares or Depositary Receipts thereof if:
(a)	the relevant Shares have been fully paid up;
(b)	the nominal value of its own Shares and Depositary Receipts for Shares to be taken in pledge and those already held or already taken in pledge does not exceed half of the issued capital; and
(c)	the General Meeting has approved the pledge agreement.

Article 12. Capital Reduction.

12.1	The General Meeting may resolve, but only pursuant to a proposal of the Board, to reduce the Company’s issued capital:
(a)	by cancellation of Shares; or
(b)	by reducing the nominal value of Shares, to be effected by an amendment of these Articles of Association, provided that the issued capital or the paid up part thereof does not become less than prescribed in Section 2:67 of the Dutch Civil Code.

The Shares concerned shall be designated in such resolution and provisions for the implementation of such resolution shall be made therein.

12.2	A resolution to cancel Shares can only relate to:
(a)	Shares held by the Company itself or of which it holds the Depositary Receipts; or
(b)	all Preference Shares, with repayment.
12.3	Reduction of the amount of the Shares without repayment and without release from the obligation to pay up the Shares shall take place proportionately on all Shares of the same class. The requirement of proportion may be deviated from with the consent of all Shareholders concerned.
12.4	Partial repayment on Shares or release from the obligation to make payments will only be possible for the purpose of execution of a resolution to reduce the nominal amount of the Shares. Such repayment or release shall take place:
(a)	with regard to all Shares; or
(b)	with regard to all Preference Shares or all Ordinary Shares.
12.5	Preference Shares shall be cancelled against repayment of the amounts paid up on these Preference Shares and of any dividend still lacking, if any, to be calculated time-proportionately up to and including the day of payment with due observance to the provisions of Article 37, after deduction of interim dividend.
12.6	No approval by the meeting of holders of Preference Shares is required for a resolution regarding the cancellation of Preference Shares.
12.7	Furthermore the provision of the Sections 2:99 and 2:100 of the Dutch Civil Code are applicable to capital reduction.

CHAPTER 6. TRANSFER. SHARE TRANSFER RESTRICTIONS.

Article 13. Transfer of Shares.

13.1	Unless the law provides otherwise and except as provided by the following provisions of this article 13, a transfer of a registered Share or of a restricted right (beperkt recht) thereto shall require a deed of transfer drawn up for that purpose and, save when the Company itself is a party to the legal act, acknowledgement in writing by the Company of the transfer.

Acknowledgement must be given in the deed or by a dated statement embodying such acknowledgement on the deed or on a true copy or extract thereof duly authenticated by a civil law notary or by the transferor. Service of such deed, true copy or extract on the Company shall be deemed as acknowledgement. If the transfer relates to Preference Shares which have not been paid up in full, the acknowledgement may be given only if the deed of transfer bears an officially recorded or otherwise fixed date.

13.2	In cases whereby a Share for which a Share certificate has been issued is transferred, the Share certificate must be submitted to the Company, provided that an instrument of transfer as referred to in Article 13.1, printed on the back of the Share certificate, has been duly completed and signed by or on behalf of the transferor, or a separate instrument in substantially the same form is submitted together with the Share certificate.
13.3	If a transfer of a Share has been effected by service of an instrument of transfer to the Company, the Company shall, at the discretion of the Board, either endorse the transfer on the Share certificate or cancel the Share certificate and issue to the transferee one or more Share certificates registered in his name up to an equal nominal amount.
13.4	The Company’s written acknowledgement of a transfer of a Share shall, at the discretion of the Board, be effected either by endorsement of the transfer on the Share certificate as proof of acknowledgement or by the issuance to the transferee of one or more Share certificates registered in his name up to an equal nominal amount.

Article 14. Share Transfer Restrictions Preference Shares.

14.1	For every transfer of Preference Shares the approval will be required of the Board. The approval will be issued in writing, and stipulate the name and the address of the intended acquirer.
14.2	If the approval is refused, the Board will be obligated to simultaneously designate one or more prospective buyers who will be prepared and able to buy all Preference Shares to which the request refers against payment in cash at a price to be set in mutual consultation by the alienator and the Board within two months after that designation.
14.3

If within three months after receipt by the Company of the request for approval of the intended transfer the alienator has not received from the Company a written notification or a timely refusal of approval has not been accompanied simultaneously by the designation of one or more prospective buyers as referred to in Article 14.2, the approval will be deemed to have been granted after the end of the period specified or after receipt of the notification of refusal respectively.
14.4	If within two months after the refusal of the approval no agreement has been reached between the alienator and the Board about the price referred to in Article 14.2, this price will be set by (a) an expert to be designated by the alienator, (b) an expert to be designated by the Board and (c) an expert to be designated by the experts referred to afore under sub (a) and (b).

If the expert referred to under sub (c) has not been designated within three months after the refusal of the approval he will be designated by the Chairman of the Dutch Institute for Certified Accountants (Nederlands Instituut voor Registeraccountants), on request of any interested party.

14.5	The alienator will have the right to refrain from the transfer, provided he informs the Board about this in writing within one month after both the name of the designated prospective buyer(s) and the fixed price have been brought to his knowledge.
14.6	In case of approval for transfer in the sense of Article 14.1 or Article 14.3 the alienator shall be authorised to transfer all Preference Shares, to which his request referred, to the acquirer named in the request for a period of three months after this approval, provided that if a price fixing as referred to in Article 14.4 has been effected and the alienator and the acquirer named in the request agree then upon a lower price than set on the basis of Article 14.4, the alienator should inform the Company about this within one month after which the Board may yet designate one or more prospective buyers who are able and prepared to purchase all the Preference Shares to which the request referred against cash payment at that lower price.

The alienator will also have the right to refrain from the transfer, provided he notifies the Board about this in writing within one month after he has been informed about the name of the prospective buyer(s).

Article 15. Usufruct. Pledge.

15.1	The Shareholder shall have the right to vote on Shares subject to a usufruct or pledge. However, the usufructuary or the pledgee shall have the right to vote if so determined upon the establishment of the usufruct or pledge. A Shareholder without the right to vote and a usufructuary or a pledgee with the right to vote shall have the rights conferred by law upon the Holders of Depositary Receipts issued for Shares with the cooperation of a company. A usufructuary or pledgee without the right to vote shall not have the rights referred to in the preceding sentence.
15.2	The Shareholder shall have the rights attached to the Share on which a usufruct has been established with respect to the acquisition of Shares, provided that he shall compensate the usufructuary for the value of these rights to the extent that the latter is entitled thereto under his right of usufruct.
15.3	Preference Shares can not be pledged.

CHAPTER 7. THE BOARD. ALLOCATION OF DUTIES. REMUNERATION. REPRESENTATION.

Article 16. The Board.

16.1	The management of the Company shall be conducted by the Board.
16.2	The Board shall consist of one or more Executive Directors and Non-Executive Directors.
16.3	Only natural persons can be Non-Executive Directors.
16.4	The Board shall determine the number of Executive Directors and the number of Non-Executive Directors. Pending one or more vacancies, the Board remains properly constituted.
16.5	The Board may appoint one of the Executive Directors as Chief Executive Officer (CEO) for such period as the Board may decide.
16.6	The Executive Directors and Non-Executive Directors shall be appointed by the General Meeting from a list of nominees, containing the names of at least two persons for each vacancy, to be drawn up by the Board.
16.7	If the Board should fail to draw up a list of nominees within three months after the vacancy has occurred, the General Meeting may appoint a member of the Board at its own discretion. A list of nominees drawn up in time by the Board shall be binding. However, the General Meeting may at all times deprive the list of nominees of its binding character by a resolution adopted with a majority of not less than two thirds of the votes cast, representing more than half of the issued capital.
16.8	The Executive Directors and Non-Executive Directors shall resign periodically in accordance with a rotation plan to be drawn up by the Board. An alteration to the rotation plan cannot imply that an incumbent member of the Board shall resign against his will before the period for which he was appointed has expired.
16.9	The General Meeting may at any time remove or suspend any member of the Board. The resolution referred to in the preceding sentence shall state the reasons therefor. A resolution of the General Meeting to suspend or dismiss a Board member other than on the proposal of the Board, may only be adopted with a majority of two thirds of the votes cast, representing more than half of the issued capital.
16.10	Any suspension may be extended one or more times, but may not last longer than six months in the aggregate. If, at the end of that period, no decision has been taken on termination of the suspension or on dismissal, the suspension shall end.
16.11	The approval of the General Meeting will be required for resolutions of the Board relating to a major change to the identity or the nature of the Company or the enterprise, including in any case:
(a)	transfer of the enterprise or almost the entire enterprise to a third party;
(b)	entering into or termination of a long-lasting cooperation between the Company or a Subsidiary with another legal entity or company or as fully liable partner of a general or limited partnership, if this cooperation or termination is of far-reaching consequence to the Company; and/or

(c)	acquisition or divestment of a participation in the capital of a company with a value of at least one-third of the amount of the assets reflected in the balance sheet and explanatory notes or, if the Company prepares a consolidated balance sheet, reflected in the consolidated balance sheet and explanatory notes, according to the lastly adopted annual accounts of the Company, by it or a Subsidiary.
16.12	The approval of the General Meeting will be required for the Board to enter into discussions with an Interested Shareholder regarding entering into a Business Combinations between the Company and an Interested Shareholder provided that such a resolution of the General Meeting shall be adopted with a majority of the votes cast in favour, representing at least two-third of the issued and outstanding Ordinary Shares other than the Shares owned by the Interested Shareholder.
16.13	Article 16.12 shall not apply if:
(i)	a majority of the members of the Board approved either the Business Combination or the transaction that resulted in the shareholder becoming an Interested Shareholder, and those members of the Board were appointed as members of the Board prior to the transaction that resulted in the shareholder becoming an Interested Shareholder; or
(ii)	upon completion of the transaction that resulted in the shareholder becoming an Interested Shareholder, the Interested Shareholder owned a number of Shares representing at least eighty-five per cent (85%) of the issued and outstanding Shares when the transaction was commenced, whereby the Shares owned by the Directors and officers of the Company are not taken into account in calculating this percentage.
16.14	The absence of an approval of the General Meeting as prescribed by this Article 16 of a resolution of the Board will not affect the representative authority of the Board or its members.

Article 17. Allocation of Duties; Passing of Resolutions.

17.1	The Board shall be entrusted with the management of the Company and shall for such purpose have all the powers within the limits of the law that are not granted by these Articles of Association to others.
17.2	The Board may entrust the Executive Directors with the operational management of the Company and the business enterprise connected therewith. The Board may entrust the Executive Directors furthermore with the preparation of the decision making process of the Board and the implementation of the decisions taken by the Board to the extent that the Board has not instructed a committee to do so or has not decided otherwise.
17.3

The Chief Executive Officer shall determine which duties regarding the operational management of the Company and the business enterprises connected therewith will be carried out under his responsibility by one or more other Executive Directors, officers of the Company or by one or more other persons.
17.4	The Non-Executive Directors shall supervise the policy and the fulfilment of duties of the Chief Executive Officer or of the Executive Directors, respectively, and the general affairs of the Company and they shall be furthermore entrusted with such duties as are and shall be determined by or pursuant to these Articles of Association.
17.5	Timely the chairman of the Board (as stated below) shall procure that the Non-Executive Directors will be provided with all information which is required for the exercise of their duties.

Article 18. Chairman of the Board

18.1	The Board shall appoint one of its Executive Directors or Non-Executive Directors to be its chairman for such period as the Board may decide.
18.2	The Board may appoint one or more of its Non-Executive Directors as vice-chairman of the Board for such period as the Board may decide. If the chairman is absent or unwilling to take the chair, a vice-chairman shall be entrusted with such of the duties of the chairman entrusted to him by these Articles of Association as the Board may decide.
18.3	If no chairman has been appointed or if the chairman is absent or unwilling to take the chair, a meeting of the Board shall be presided over by a vice-chairman or in the event of his absence or unwillingness to take the chair, by a member of the Board or another person present designated for such purpose by the meeting.

Article 19. Meetings of the Board. Board Regulations.

19.1	Meetings of the Board may be called at any time, either by one or more members of the Board or, on his or their instructions, by a Secretary.
19.2	The Secretaries may attend the meetings of the Board. The Board may decide to permit others to attend a meeting as well.
19.3	With due observance of these Articles of Association, the Board may adopt one or more sets of Board regulations dealing with such matters as its internal organisation, the manner in which decisions are taken, the composition, the duties and organisation of committees and any other matters concerning the Board, the Chief Executive Officer (if appointed), the Executive Directors and the committees established by the Board.
19.4	Regulations dealing with matters concerning General Meetings will be placed on the Company’s website.

Article 20. Representation.

20.1	The Board shall represent the Company. The authority to represent the Company is also vested in the Chief Executive Officer (if appointed) as well as in two other Executive Directors when acting jointly.
20.2	The Non-Executive Directors have no power to represent the Company.
20.3	The Board may appoint officers with general or limited power to represent the Company. Each officer shall be competent to represent the Company, subject to the restrictions imposed on him. The Board shall determine each officer’s title.
20.4	In the event of a conflict of interest between the Company and a member of Board, the provisions of Article 20.1 shall continue to apply unimpaired unless the General Meeting has appointed one or more other persons to represent the Company in the case at hand or in general in the event of such a conflict.
20.5	A document which persons, solely or jointly empowered to represent the Company in pursuance of Article 20.1 hereof, have signed as a certified true copy of or extract from the minutes of a General Meeting, of a meeting of holders of a class of shares or of a meeting of the Board shall as between the Company and third parties be proof of a valid resolution by such meetings in accordance with the contents of such copy or extract.

Article 21. Vacancy or Inability to Act.

If a seat is vacant on Board is vacant (ontstentenis) or a member of the Board is unable to perform his duties (belet), the remaining members or the remaining member of the Board shall be temporarily entrusted with the management of the Company. If all seats on the Board are vacant or all members of the Board or the sole member of the Board, as the case may be, are unable to perform their duties, the management of the Company shall be temporarily entrusted to one or more other persons.

Article 22. Secretaries.

22.1	The Board may appoint one or more Secretaries from outside its members.
22.2	A Secretary shall have such powers as are assigned to him by these Articles of Association and, subject to these Articles of Association, by the Board on or after his appointment.
22.3	A Secretary may be removed from office at any time by the Board.

Article 23. Remuneration of Board Members.

23.1	The Company shall have a policy in respect of the remuneration of the Board. The policy shall be proposed by the Board and adopted by the General Meeting. The remuneration policy shall at least include the subjects referred to in Sections 2:383c through 2:383e of the Dutch Civil Code, to the extent they relate to the Board. The remuneration policy shall be presented to the works council (if any) for examination as referred to in Section 2:135 subsection 2 of the Dutch Civil Code, which shall be done in writing and simultaneously with the presentation to the General Meeting.
23.2	The remuneration of the Executive Directors shall be determined by the Board, with due observance to the policy referred to in Article 23.1.
23.3	Each of the Non-Executive Directors shall be paid a fee at such rate as may from time to time be determined by the Board provided that the aggregate of all fees so paid per annum to Non-Executive Directors shall not exceed the amount per annum decided by the General Meeting.
23.4	With regard to Share plans or rights to subscribe for Shares, the Board shall submit a proposal to the General Meeting for approval. Such proposal shall at least determine the number of Shares or rights to subscribe for Shares that may be awarded to the Board and what criteria apply to any award or change.

Article 24. Committees.

24.1	The Board may establish such permanent and/or ad hoc committees as it may deem necessary which committees may consist of one or more members of the Board or of other persons. The Board appoints the members of each committee and determines the tasks of each committee. The Board may at any time change the duties and the composition of each committee.
24.2	The Board shall in any case appoint from its members an audit committee, a compensation committee and a governance and nominating committee. The task of the committees is to prepare the decision-taking of the Board. The Board shall formulate regulations for each committee, indicating the task and responsibility of the committee concerned, its composition and in what manner the committee will exercise its task.

CHAPTER 8. INDEMNIFICATION.

Article 25. Indemnification. Limited liability

25.1

The Company shall, to the fullest extent permitted by applicable law, as it now exists or may hereinafter be amended (but, in the case of an amendment, only to the extent such amendment permits broader indemnification rights than permitted prior thereto), indemnify any person who is or was a director, (ii) appointed to the executive team or management team, designated by title as “officers” of the Company and/or appointed as a proxyholder (procuratiehouder), (iii) an employee or agent of the Company or a Group Company, or (iv) otherwise serving at the request of the Company as a member of the Board, executives or managers, proxyholder, officer, employee, trustee or agent of another Company, a partnership, joint venture, trust or other enterprise or entity (it being understood that any person serving in such capacity for any direct or indirect subsidiary of the Company shall be conclusively presumed to be serving at the request of the Company), and who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative by reason of the fact that he is or was a managing director or supervisory director or proxyholder, officer, employee or agent of the Company or a Group Company, or is or was serving at the request of the Company as a member of the Board of Managing Directors, or as a member of the Supervisory Board or proxyholder, officer, employee, trustee or agent of another company, a partnership, joint venture, trust or other enterprise or entity, including with respect to employee benefit plans maintained or sponsored by the Company or for the benefit of its or any of its Group Companies’ employees or consultants (each an “Indemnitee”), against any and all liabilities including all expenses (including, without limitation, attorneys’ fees, any expenses resulting from an appeal and any taxes imposed as a result of any indemnification payments), judgements, penalties, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful or outside of his mandate.

The termination of any action, suit or proceeding by a judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, in and of itself, adversely affect the right of indemnification or create a presumption that the person did not act in good faith and not in a manner which he reasonably could believe to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

25.2	No indemnification pursuant to Article >.1 shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable for gross negligence or wilful misconduct in the performance of his duty to the Company, unless and only to the extent that the court in which such action or proceeding was brought or any other court having appropriate jurisdiction shall determine upon application that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnification against such expenses which the court in which such action or proceeding was brought or such other court having appropriate jurisdiction shall deem proper.
25.3	Expenses (including, without limitation, attorneys’ fees, any expenses resulting from an appeal and any taxes imposed as a result of any indemnification payments) incurred by an Indemnitee in defending a civil or criminal action, suit or proceeding may be paid by the Company in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of an Indemnitee to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the Company as authorized in this Article.

Such expenses incurred by Indemnitees may be so advanced upon such terms and conditions as the Board of Managing Directors decides.

25.4	The indemnification provided for by this Article shall not be deemed exclusive of any other right to which a person seeking indemnification or advancement of expenses may be entitled under the laws of the Netherlands as from time to time amended or under any by-laws, agreement, resolution of the General Meeting or of the disinterested members of the Board of Managing Directors or otherwise, both as to actions in his official capacity and as to actions in another capacity while holding such position, and shall continue as to a person who has ceased to be a Director or proxyholder, officer, employee, trustee or agent and shall also inure to the benefit of the heirs, executors, administrators and the estate of such a person.

The Company may, to the extent authorized from time to time by the Board of Managing Directors, grant rights to indemnification and to the advancement of expenses to any Indemnitee to the fullest extent permitted by applicable law with respect to the indemnification and advancement of expenses of Indemnitees.

25.5	The Company may purchase and maintain insurance on behalf of any Indemnitee, whether or not the Company would have the power to indemnify him against such liability under the provisions of this Article.
25.6	Whenever in this Article reference is made to the Company, this shall include, in addition to the resulting or surviving Company also any constituent Company (including any constituent Company of a constituent Company) absorbed in a consolidation or merger which, if its separate existence had continued, would have had the power to indemnify its members of the Board, or proxyholders, officers, employees and agents, so that any person who is or was a member of the Board, or proxyholder, officer, employee or agent of such constituent Company, or is or was serving at the request of such constituent Company as a member of the supervisory director, member of the board, or proxyholder, officer, employee, trustee or agent of another Company, a partnership, joint venture, trust or other enterprise or entity, shall stand in the same position under the provisions of this Article with respect to the resulting or surviving Company as he would have with respect to such constituent Company if its separate existence had continued.
25.7	To the fullest extent permitted by applicable law, as it now exists or may hereinafter be amended (but, in the case of an amendment, only to the extent such amendment permits broader indemnification rights than permitted prior thereto), no person shall be personally liable to the Company or its shareholders for monetary damages for breach of fiduciary duty as a member of the Board, provided, however that to the extent required by applicable law, the foregoing shall not eliminate or limit the liability of a member of the Board (1) for any breach of such individual’s duty of loyalty to the Company or its shareholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) for any transaction from which the member of the Board derived an improper personal benefit or (4) for personal liability which is imposed by Dutch law, as from time to time amended.
25.8	No amendment, repeat or modification of this Article shall adversely affect any right or protection of any person entitled to indemnification or advancement of expenses under this Article in respect of any action taken or omitted prior to such amendment, repeal or modification. To the extent that a change in the laws of the Netherlands, whether by statute or judicial decision, permits greater indemnification than would be afforded currently under this Article, the Company shall provide the greater benefits so afforded by such change. In the event of any changes in any applicable law, statute, or rule which narrow the right of the Company to provide indemnification, such changes, to the extent not otherwise required by such law, statute or rule to be applied to this Article, shall have no effect on this Article or the Company’s obligations hereunder.

CHAPTER 9. GENERAL MEETINGS

Article 26. Annual General Meeting. Extraordinary General Meetings.

26.1	Annually, at the latest in the month June, a General Meeting shall be held at which inter alia the following matters shall be dealt with:

(a)	the annual report;
(b)	adoption of the annual accounts;
(c)	release of the members of the Board from liability;
(d)	reservations and dividend policy;
(e)	distribution of dividend;
(f)	announcements on intended appointments of members of the Board;
(g)	any other proposals brought up for discussion by the Board such as proposals to designate a body authorised to issue Shares and to authorise the Board to procure the Company’s acquisition of Shares in its own capital;
(h)	any topics proposed by Shareholders or Holders of Depositary Receipts with due observance to the provisions in the Articles of Association.
26.2	Extraordinary General Meetings shall be held whenever the Board deems such meetings to be necessary and convenes them.
26.3	Within three months of it becoming apparent to the Board that the equity of the Company has decreased to an amount equal to or lower than half of the paid-up and called-up part of the capital, a General Meeting shall be held to discuss any requisite measures.

Article 27. Convocation.

27.1	Shareholders and Holders of Depositary Receipts are sent a convening notice for the General Meeting by the Board.
27.2	The convening notice shall be sent with due observance to the terms prescribed by the provisions of law.
27.3	The convening notice shall specify (a) the topics to be discussed, (b) the location and the time of the meeting, (c) the procedure for attending a General Meeting by a written attorney, (d) the procedure for attending General Meetings, including the provisions of Article 31.8, and the exercise of voting rights by any means of electronic communication in the event this right can be exercised pursuant to Article 31.6, and if relevant conditions determined for the use of electronic communication means, as well as (e) the address of the web site.

No valid resolutions can be made with regard to topics in respect of which the provisions in this Article 27.3 above have not been met and the discussion of which has not yet been announced in a similar manner and with due observance to the period set for convening.

27.4	Items, for which a written request for discussion has been filed with the Board, by one or more Shareholders and/or Holders of Depositary Receipts, who represent, alone or jointly, the threshold as referred to by law, will be included in the convening notice or will be announced in the same manner, provided that the Board has received the request accompanied with the reasons therefore in writing or the proposal for a resolution, no later than on the sixtieth day prior to that of the meeting and provided that no important interests of the Company dictate otherwise.
27.5	All announcements for General Meetings, all notifications concerning dividend and other payments and all other communications to Shareholders and Holders of Depositary Receipts shall take place by a notice made by electronic means, which shall be accessible directly and permanently up until the meeting, without prejudice to the provisions of Section 2:96a subsection 4 of the Dutch Civil Code.

Article 28. Venue.

The General Meetings shall be held in Almelo, Amsterdam, Enschede, Haarlemmermeer (Amsterdam Schiphol Airport), Rotterdam or in Utrecht.

Article 29. Chairmanship of a Meeting.

29.1	The General Meeting shall be presided over by the chairman of the Board who, however, even if present at the meeting, may appoint someone else to chair the meeting instead.
29.2	Without the chairman of the Board having appointed someone else to chair the meeting in his absence, the Board members present will appoint one of their members as chairman. In the absence of all Board members, the meeting itself shall appoint its chairman. The chairman shall appoint the secretary.

Article 30. Minutes.

30.1	Minutes of the meeting shall be taken, unless a notarial record is made of the proceedings at the meeting. The (draft) minutes shall be provided upon request to those present at the meeting no later than three months after the meeting, after which they have three month’s time to respond to the report. Minutes shall be adopted, as is evidenced by the signatures of the chairman and the secretary of that meeting or adopted by a subsequent meeting. In the latter case, the adoption shall be evidenced by the signatures of the chairman and secretary of that subsequent meeting.

Based on the attendance list referred to in Article 31.3, the notarial record or minutes shall state the number of Shares represented in the meeting and the number of potential votes; the attendance list referred to in Article 31.3 is not part of the notarial record nor the minutes and will not be disclosed to the Shareholders or Holders of Depositary Receipts unless a Shareholder or a Holder of Depositary Receipts can prove that in viewing the list, he has a reasonable interest in the correct proceeding of the meeting in question.

After execution of the notarial deed of proceedings at the meeting or after adoption of the minutes by the chairman and the secretary of that meeting, copies of the notarial record or the minutes shall be available for inspection by the Shareholders and Holders of Depositary Receipts at the offices of the Company.

30.2	The chairman of the meeting or every member of the Board can, at any time, order the preparation of a notarial record at the Company’s expense.
30.3	All matters concerning admission to the General Meeting, exercising the voting rights and the results of the votes, as well as all other matters related to the meeting proceedings are decided by the chairman of the meeting in question, without prejudice to the provisions in Section 2:13 subsection 4 of the Dutch Civil Code.

30.4	The chairman of the meeting in question is authorised to admit persons to the meeting other than Shareholders, Holders of Depositary Receipts and their representatives.

Article 31. Rights at Meetings.

31.1	Each Shareholder entitled to vote and each usufructuary and pledgee to whom the right to vote accrues, shall be authorised to attend the General Meeting, to address the meeting and to exercise his voting right. Each Shareholder who is not entitled to vote and each Holder of Depositary Receipts is authorised to attend the General Meeting and to address the meeting, but not to vote. Furthermore, the Auditors as referred to in Article 36 are authorised to attend the General Meeting and to address the meeting.
31.2	Those entitled to attend the meeting may be represented at a meeting by a proxy authorised in writing.
31.3	Before being admitted to a meeting, a Shareholder, a Holder of Depositary Receipts or his proxy must sign an attendance list, stating his name and the number of votes he may cast, if any. If it concerns the proxy of a Shareholder or a Holder of Depositary Receipts, the name (names) of the person(s) on behalf of whom the proxy is acting shall also be given. The names of the persons who, pursuant to Article 31.6, participate in the meeting or have voted in the manner referred to in Article 32.3 shall be added to the attendance list.
31.4	Holders of Ordinary Shares must inform the Board in writing of their intention to attend the meeting. This information must be received by the Board at the latest on the date to be announced in the convening notice. Also a proxy granted pursuant to Article 31.3 must be received at the latest on the date to be announced in the convening notice. This date can be no earlier than the seventh day before the date of the meeting.
31.5	The Board decides, with due observation of the provisions of the law to schedule a record date for a General Meeting for purposes of determining which Shareholders are entitled to attend the General Meeting. The voting rights and the right to attend the meeting shall accrue to those holding such entitlements, and registered as such in a register designated for that purpose by the Board, on this record date, irrespective of to whom these rights accrue at the time of the General Meeting.

The record date scheduled shall be specified in the notice of the meeting together with the manner in which persons with voting rights and the right to attend the meeting can register and exercise their rights. The provisions of Articles 31.1 and 31.2 shall apply by analogy.

31.6	The Board may decide that the right to attend the meeting referred to in Article 31.1 can be exercised by using any electronic means of communication. To do so, it must always be possible that the person entitled to attend the meeting can be identified through the electronic means of communication, that he must be able to directly follow the discussions at the meeting and that he can exercise his right to vote, if he is entitled to do so. Moreover, the Board may also decide that the person entitled to attend the meeting can participate in the discussion via the electronic means of communication.

31.7	The Board may give further requirements with respect to the use of the electronic means of communication as referred to in Article 31.6. These requirements shall be announced in the convening notice.
31.8	The convening notice will state the requirements for admission to the meeting as described above in this Article 31.

Article 32. Voting Rights.

32.1	In the General Meeting, each Share confers the right to cast one (1) vote.
32.2	Blank votes and invalid votes are deemed not to have been cast.
32.3	The Board may, in the event that it makes use of the authority referred to in Article 31.6, decide that votes that are cast before the General Meeting via electronic means of communication are the equivalent of votes that are cast during the meeting. These votes cannot be cast before the record date announced in the convening notice as referred to in Article 31.5. Without prejudice to the other provisions in Article 31, the convening notice announces the manner in which those entitled to vote and attend the meeting can exercise their rights prior to the meeting.

Article 33. Voting.

33.1	Resolutions shall be passed by an absolute majority of the votes cast, unless the law or these Articles of Association explicitly prescribe a larger majority.
33.2	The chairman shall determine the method of voting, it being understood that, if any of the persons entitled to vote so desires, voting on appointing, suspending and dismissing persons will be done electronically, or if an electronic system is lacking, by sealed, unsigned ballot.
33.3	If a majority of the votes cast is not obtained in an election of a person, a second free vote shall be taken.
33.4	If again no absolute majority of the votes cast is reached, another vote shall be held to decide between the two persons who received the most votes in the second free vote.

If two or more persons have received the same number of votes and therefore more than two persons are eligible for the revote, an interim vote shall be held between the person who received the highest number of votes in the second free vote—and did so after the person who received the highest number of votes—and the person who received the second-highest number of votes.

Should an interim vote or revote fail to lead to a decision because of a tie in voting, then no decision shall be taken.

33.5	In the event of a tie in voting on topics other than the election of persons, the proposal shall be rejected.
33.6	The members of the Board have as such an advisory role in the General Meeting.
33.7	Resolutions may also be passed in writing without holding a meeting, provided they are adopted by the unanimous vote of all relevant Shareholders entitled to vote.

CHAPTER 10. MEETINGS OF HOLDERS OF PREFERENCE SHARES

Article 34. Meetings of holders of Preference Shares.

34.1	Meetings of holders of Preference Shares shall be held whenever a resolution oif a meeting of holders of Preference Shares should be necessary according to these Articles of Association.
34.2	The Articles 28 through 33 shall apply by analogy to the resolutions of the meetings of holders of Preference Shares, provided that the meeting itself provide for its chairmanship.
34.3	In deviation of the provisions of Article 27.5 notices of meetings of holders of Preference Shares may be sent to the addresses of the Shareholders concerned shown in the register of Shareholders. However, if a Shareholder has provided the Company with another address for the purpose of receiving such notice, the notice may alternatively be sent to such other address.
34.4	Holders of Preference Shares may adopt resolutions of the Meetings of Preference Shares in writing without holding a meeting, provided they are adopted by the unanimous vote of all relevant Shareholders entitled to vote.

CHAPTER 11. FINANCIAL YEAR AND ANNUAL ACCOUNTS.

Article 35. Financial Year and Annual Accounts.

35.1	The Company’s financial year shall coincide with the calendar year.
35.2	Annually, within four months after the end of the financial year, the Board shall prepare annual accounts.
35.3	The annual accounts shall be signed by the members of the Board, if the signature of one or more of them is missing, this shall be stated and reasons of this omission shall be given.
35.4	The annual accounts and the annual report shall furthermore be subject to the provisions of Book 2, Title 9 of the Dutch Civil Code.
35.5	The Company shall ensure that the annual accounts, the annual report and other information to be added pursuant to Section 2:392 subsection 1 of the Dutch Civil Code and by virtue of the law are present at the offices of the Company, as from the day the General Meeting is convened until the day of the General Meeting in which they will be discussed.

The Shareholders and Holders of Depositary Receipts may inspect those documents there and obtain a copy free of charge.

35.6	At the General Meeting at which it is resolved to adopt the annual accounts, a proposal concerning release of the members of the Board from liability for the management pursued, insofar as the exercise of their duties is reflected in the annual accounts or otherwise disclosed to the General Meeting prior to the adoption of the annual accounts, shall be brought up separately for discussion.

Article 36. Auditor.

36.1	The General Meeting or, if it fails to do so, the Board, shall instruct an Auditor to audit the annual accounts drawn up by the Board in accordance with the provisions of Section 2:393 subsection 3 of the Dutch Civil Code.
36.2	The Auditor shall report to the Board with regard to his audit and present the result of his audit in an opinion.

The General Meeting and the party that granted the assignment to an Auditor can withdraw the assignment at any time. The provisions of Section 2:393 subsection 2 of the Dutch Civil Code shall also apply to the withdrawal of an assignment to an Auditor.
36.3	The Board may grant assignments to the Auditor referred to in Article 36.1 or another Auditor at the Company’s expense.

Article 37. Profit and Distributions.

37.1	From the profit as shown in the profit and loss account for the most recently ended financial year, at first a distribution shall be made, where possible, on the Preference Shares of a percentage equal to the average one monthly EURIBOR (EURO Interbank Offered Rate)—weighted to reflect the number of days for which the payment is made—plus a premium, to be determined by the Board, of at least one percentage point and at most four percentage points, depending on the prevailing market conditions. The dividend shall be calculated over the proportionate period of time if the relevant Preference Shares were issued in the course of the financial year.

If and insofar as the profit is not sufficient to fully make the aforementioned distribution, the deficit shall be distributed to the charge of the freely distributable reserves.

The dividend on the Preference Shares shall be calculated on the paid up part of the nominal amount. No further distributions shall be made on the Preference Shares than provisioned in this Article 37 and in Article 40.

37.2	Out of the profit that has not been distributed in accordance with the provisions of the Article 37.1, such reservations will be made as the Board will determine.
37.3	The profit that remains after application of the Articles 37.1 and 37.2 shall be at the disposal of the General Meeting provided that no further distributions will be made on the Preference Shares.
37.4	Profit will be distributed after adoption of the annual accounts from which it appears that it is permitted.
37.5	The Board may resolve to distribute an interim dividend on Ordinary Shares and/or Preference Shares.
37.6	The General Meeting may, but only pursuant to a proposal of the Board, resolve to distribute at the expense of a distributable reserve.
37.7	Distributions on Shares may only occur to a maximum of the amount of the Distributable Equity and, if an interim distribution is concerned, this requirement is met as appears from an interim statement of assets and liabilities as referred to in Section 2:105 subsection 4 of the Dutch Civil Code. The Company shall file the statement of assets and liabilities at the office of the Commercial Register within eight days after the day the distribution is divulged.
37.8	The General Meeting may, but only pursuant to a proposal of the Board, resolve that a distribution on Ordinary Shares shall take place, in whole or in part, not in money but in Shares in the Company.

Article 38. Release for Payment. Entitlement.

38.1	Dividends and other distributions shall be made payable within four weeks after adoption, unless the General Meeting determines another date at the proposal of the Board. Different payment release dates may be designated for the Ordinary Shares and the Preference Shares.

38.2	A claim of a Shareholder for payment of a distribution shall be barred after five years have elapsed after the day of payment.

CHAPTER 12. AMENDMENT OF THE ARTICLES OF ASSOCIATION. MERGER. DEMERGER. DISSOLUTION.

Article 39. Amendment of the Articles of Association. Merger. Demerger and Dissolution.

39.1	A resolution to amend the Articles of Association, to merge or to demerge within the meaning of Title 7, Book 2 of the Dutch Civil Code or to dissolve the Company can only be passed by the General Meeting on proposal of the Board.
39.2	When a proposal to amend the Articles of Association or to dissolve the Company is to be made to the General Meeting, the notice convening the General Meeting must state so and, at the same time, if it concerns an amendment of the Articles of Association, a copy of the proposal including the verbatim text thereof, shall be deposited and kept available at the Company’s office, for inspection by the Shareholders and holders of a usufruct or pledge with voting rights for their inspection and free of charge, until the conclusion of the meeting.

Article 40. Liquidation.

40.1	In case of dissolution of the Company by virtue of a resolution of the General Meeting, the Board will be charged with the liquidation of the Company’s affairs without prejudice to the provisions of Section 2:23 subsection 2 of the Dutch Civil Code.
40.2	During the liquidation process the provisions of the Articles of Association shall as far as possible remain in force.
40.3	From the balance of the Company’s assets after payment of all debts and the costs of the liquidation shall be distributed first, to the extent possible, to the holders of Preference Shares, the amount paid on their Preference Shares, increased with a percentage equal to the percentage referred to in Article 36.1, calculated over each year or part of a year of the period commencing on the first day following the period over which the last dividend on the Preference Shares was paid and ending on the day of the distribution on Preference Shares referred to in this Article.

Whatever then remains shall be distributed to the holders of Ordinary Shares. All distributions shall be made in proportion to the number of Shares of the class concerned held by the Shareholders.

40.4	The liquidators are authorised, if the statement of assets indicates there is reason to do so, to make distributions in advance.
40.5	After liquidation, the Company’s books and documents shall remain in the possession of the person designated for this purpose by the General Meeting for the period prescribed by law.

Article 41. Transitory Provision.

The provision of Article 4.1 of these Articles of Association shall only come into effect if and as soon as the Commercial Register has been notified of an issuance of new Ordinary Shares pursuant to a resolution to that effect of such number of Ordinary

Shares that the entire issued and outstanding Share capital of the Company shall be at least one million six hundred thousand euro (EUR 1,600,000) under the condition precedent that the Commercial Register is notified of such issuance.

Until such notification takes place, Article 4.1 of these Articles of Association shall read as follows:

“4.1	The authorised capital amounts to seven million euro (EUR 7,000,000), divided into:
(a)	three hundred fifty million (350,000,000) Ordinary Shares of one euro cent (EUR 0.01) each; and
(b)	three hundred fifty million (350,000,000) Preference Shares of one euro cent (EUR 0.01) each.

* * *